EXHIBIT 99.1

DEAN DE LARGIE APPOINTED PRESIDENT OF
ANDRESMIN GOLD CORPORATION

LIMA, PERU – May 3, 2005 – the Board of Directors of Andresmin Gold Corporation (“Andresmin” or the “Company”) (OTC-BB: “ADGD”) today announced that it has appointed Mr. Dean de Largie of Lima, Peru, President of Andresmin effective May 3, 2005.  He succeeds Mr. Ian Brodie who will remain a Director of the Company.  Mr. de Largie’s vision and leadership, along with his extensive industry and international market experience, make him ideally suited to lead the rapid growth of Andresmin Gold Corporation.  100% of Mr. de Largie’s time will be spent working on Andresmin from the Company’s headquarters in Lima.

Mr. de Largie has 15 years experience in exploration project development and management, covering greenfields to advanced exploration, geotechnical drilling, mine-site exploration, exploration geophysics, logistics and site rehabilitation.   He has a Bachelor of Applied Science from the Curtin University of Technology School of Geology and Geophysics and has completed the Master of Science course in Ore Deposit Geology and Evaluation from the University of Western Australia.

Mr. de Largie has worked on exploration and mining projects in Australia, the United States, Peru, Bolivia, Columbia, South Africa and Botswana.  He is fluent in English and Spanish.  He is an experienced project manager and geologist in culturally diverse, socially and environmentally sensitive areas and is an astute negotiator in areas of sensitive community relations particularly in areas of strong farming lobbies.  He has worked for Ashton Mining and Aurora Gold, Billiton Exploration, North Limited, Western Mining Corporation, Panoro Resources, Metex Resources, Minera Aurifera Veronica S.A., Agarss Pty Ltd., and Savage Exploration.

About Andresmin Gold Corporation

Andresmin is committed to building shareholder value through the acquisition, exploration, and development of high quality mineral projects in the prime Central Andes region of South America, which annually produces 42% of the world’s copper (over $18 billion each year). The Company has an impressive property portfolio with ten projects of merit encompassing 16,400 hectares of strategically located and highly prospective ground. The Winicocha copper-gold project in southern Peru is Andresmin’s flagship project. Centromin reports Winicocha hosts an inferred reserve of 1.4 million ounces of gold, thought to be near surface expression of a much larger underlying copper-gold porphyry deposit. Recent sampling found a geochemical anomaly with grades ranging to 1.0% copper and 5.0 grams per tonne gold, and coincident geophysics has outlined three large anomalies. Exploration is ongoing on all projects. Andresmin trades under the symbol ADGD on the NASDAQ over-the-counter bulletin board.

For further information please contact:
Equity Research
Toll (888) 689-1620
investor@andresmin.com
www.andresmin.com

THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, ANDRESMIN'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS.  THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.